UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONWIDE HEALTH PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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610 Newport Center Drive, Suite 1150 • Newport Beach, CA 92660

949.718.4400 • 949.759.6876 Fax

April 11, 2007

AN IMPORTANT REMINDER—

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TODAY!

Dear Nationwide Health Properties, Inc. Stockholder:

We previously mailed to you proxy materials relating to our Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007. According to our records, we have not yet received your proxy for this important meeting.

At the Annual Meeting, stockholders are being asked to consider and vote upon a proposal to amend the Company’s charter to protect the Company’s status as a qualified real estate investment trust under U.S. federal income tax laws, in addition to proposals relating to the election of directors, an increase in the Company’s authorized shares of common stock from 100,000,000 to 200,000,000 million shares and ratification of the appointment of independent auditors.

Regardless of the number of shares you own, your vote on these matters is important. In particular, approval of the proposal to protect the Company’s status as a qualified real-estate investment trust requires the favorable vote of at least 90% of the outstanding shares of the Company’s common stock. If you do not vote, it will have the same effect as a vote against the proposal.

Your Board of Directors has approved the above mentioned proposals and unanimously recommends that you vote “FOR” each of the proposals. The reasons for the Board’s recommendation are fully set forth in the proxy materials previously mailed to you.

If you have not already returned your proxy to the Company, we urge you to sign, date and mail the enclosed duplicate proxy today or follow the instructions on your card to submit your vote by telephone or the Internet. Your interest and participation in the affairs of the Company is sincerely appreciated.

Thank you for your continued support.

Very truly yours,

Douglas M. Pasquale

President and Chief

Executive Officer